UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2009

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

New York

1-13082

13-3131650

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation)

File Number)

Identification No)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 13, 2009, Kenneth Cole Productions, Inc. ("the Company") issued a press release announcing that Ingo Wilts will be joining the Company as Creative Director effective August 1, 2009.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated May 13, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  May 15, 2009

By:      /s/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated May 13, 2009

Exhibit 99.1

Company Contact:	Investor Relations Contact:
Samantha Cohen	James R. Palczynski
Senior Director, Corporate Communications	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 830.7454	(203) 222.9013

KENNETH COLE PRODUCTIONS, INC.

NAMES INGO WILTS AS CREATIVE DIRECTOR

NEW YORK, MAY 13, 2009 – Kenneth Cole Productions, Inc. (NYSE: KCP) announced today that Ingo Wilts will join the Company as Creative Director, effective August 1, 2009. Mr. Wilts was previously the Senior Vice President and Creative Director for Hugo Boss. In this newly created role, Mr. Wilts will report to the Chairman and Chief Creative Officer Kenneth Cole, and will oversee design, design services and visual merchandising of all product classifications within the Kenneth Cole New York and Kenneth Cole Reaction brands.

With this move, Mr. Cole will maintain his current role as the creative visionary behind the brand, the product and the advertising, and will continue to focus on the company’s bigger picture strategic opportunities. Mr. Wilts will direct all aspects of product design and will lead the apparel, footwear and accessory design teams to create compelling fashion collections for men and women. He will also work with licensee partners to ensure consistency in design and design execution globally.

Mr. Cole said, “We recognized a need for a strong and experienced design leader who can focus 100% of his time on product, which we are sure will bring better uniformity and consistency across all categories. Ingo has an impressive track record and brings extraordinary experience as both a creative director and a leader. We are thrilled to have him join our team.” Mr. Cole continued, “As I have said before, it is a new era for me and the Company.  I appointed Jill Granoff as Chief Executive Officer early last year, and adding Ingo as our first Creative Director to partner with me and our strong management team is another important step in positioning the Company to achieve even greater success in the future.”

Mr. Wilts spent the past nine years at Hugo Boss where he was the creative force behind BOSS Black, BOSS Green, and the luxury brand BOSS Selection. In his most recent role, he oversaw all product categories for men and women, including apparel, footwear, and accessories. In addition, he was responsible for store visual merchandising, and a large creative team. Prior to Hugo Boss,

Wilts was the Designer of men’s sportswear at Joop!, and held various design positions at Miltenberger where he worked on the Lagerfeld and Daniel Hecter brands.

Jill Granoff, Chief Executive Officer said, “Ingo brings the unique combination of strong artistic talent and a keen knowledge of the business. He understands our brand aesthetic as well as the breadth of our product categories, our multi-channel business model, and our global landscape. I know he will be a great asset to Kenneth and the Company, as we work toward reinforcing Kenneth Cole’s position as the quintessential metropolitan lifestyle brand.”

Mr. Wilts commented, "Kenneth Cole is an iconic American fashion brand with a solid heritage and immense unrealized global potential. I am thrilled to join Kenneth and the Company during a time of such significant opportunity. I look forward to working closely with him and Jill on realizing the long-term potential of the brand and building upon the DNA to create compelling contemporary fashion for modern men and women.”

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls. The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear and several other accessory categories. The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com.

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